                                                                    EXHIBIT 10.1


                               LICENSE AGREEMENT

                                    BETWEEN

                   METRAN MEDICAL INSTRUMENT MFG., CO. LTD.
                             (HEREINAFTER METRAN)

                                    - AND -

          HEALTHDYNE TECHNOLOGIES, INC. OF MARIETTA, GEORGIA, U.S.A.
                              (HEREINAFTER HDTC)

          WHEREAS, Metran is the Owner of the entire right, title and interest in certain TECHNOLOGY (as defined below); and

          WHEREAS, Metran is desirous of entering into a license agreement which will allow the use of the TECHNOLOGY to expand more quickly in order to bring the benefits of Products which incorporate the TECHNOLOGY to a larger population base;

          WHEREAS, Metran and HDTC are each desirous of making available low cost ventilators incorporating the TECHNOLOGY which may be used in a variety of clinical settings to reduce human suffering and promote increased acceptance of ventilation modalities incorporating the TECHNOLOGY;

          WHEREAS, HDTC is desirous of obtaining a license as further described herein to the TECHNOLOGY (as hereinafter defined) and to certain Products (as hereinafter defined); and

          WHEREAS, Metran is desirous of granting such a license to HDTC in accordance with the terms of this Agreement.

          NOW THEREFORE, in consideration of the premises and of the mutual covenants hereinafter contained, the parties agree with each other as follows:

1.0       DEFINITIONS

          1.1 AFFILIATES shall mean any company, corporation, or business ("Company") in which:

               (a) the party owns or controls, directly or indirectly, 50% or more of the voting stock of that Company;

               (b) the party owns or controls, directly or indirectly, sufficient voting stock in that Company to elect a majority of the directors of that Company;

               (c) that Company owns or controls, directly or indirectly, 50% or more of the voting stock of the party;

               (d) that Company owns or controls, directly or indirectly, sufficient voting stock in the party to elect a majority of the directors of the party;

               (e) an organization owns or controls, directly or indirectly, 50% or more of the voting stock of the party and that Company; or

               (f) an organization owns or controls, directly or indirectly, sufficient voting stock in the party and that Company to elect a majority of the directors of the party and that Company.

          1.2 BREATH DELIVERY SYSTEM shall mean the inspiration system, the expiration system, the safety valve, the accumulator, the condensate management and the oxygen mixing system for the PUMP VENTILATOR (as hereinafter defined).

          1.3 CONTROL ALGORITHMS means the logical rules and transfer functions that control the BREATH DELIVERY SYSTEM and determine the flows and pressures delivered by the PUMP VENTILATOR. These CONTROL ALGORITHMS shall run in the VISSIM development language under Windows on an IBM compatible PC.

          1.4 CONTROLLER ELECTRONICS means the CPU Unit, memory board unit, motor drive board unit(s) and interface electronics for the PUMP VENTILATOR. The memory shall be expandable up to eight (8) megabytes of RAM and four (4) megabytes of FLASH memory. The CONTROLLER ELECTRONICS shall include the capability for separately designed circuitry to reset and disable the CPU. In addition, a watchdog timer function and a bus time-out function shall be incorporated into the CONTROLLER ELECTRONICS, along with a separately designed board that interfaces to a PCMCIA card.

          1.5 DESIGN VERIFICATION means the HDTC process that demonstrates that the hardware and software design each meet the design requirements for the specific component, subsystem or device. DESIGN VERIFICATION includes software verification in accordance with good manufacturing practices ("GMP") established by the United States Food and Drug Administration ("FDA") and shall be in English and include all documentation for hardware and software in the Design History File maintained in accordance with FDA GMP.

          1.6 INFORMATION means any and all present and future information related to the PATENT RIGHTS, LICENSED PRODUCTS, LICENSED PROCESSES, TECHNOLOGY or the NEW INTELLECTUAL PROPERTY RIGHTS, including, but not limited to, any and all designs, products, TECHNOLOGY, concepts, ideas, technical or operating data, software, source codes, hardware, engineering records, schematics, improvements, modifications, techniques, processes, practices, knowledge, know-how, skill, experience, test data, manufacturing, marketing, sales and distribution data or other documentation relating to the design, development, manufacture, assembly, sub-license, modification, sale, commercialization, distribution or use of products relating to adult, pediatric or neonatal mechanical ventilation possessed by, known to Metran, its employees, subcontractors or Kazufuku Nitta, or any Improvements (as hereinafter defined) to any of the foregoing.

          1.7 INITIAL PRODUCT SPECIFICATIONS mean the PRODUCT SPECIFICATIONS as set out and described in Attachment A for the PUMP VENTILATOR.

               INITIAL PRODUCT SPECIFICATIONS for the Humming Vbeta conventional ventilator and the HM6 conventional ventilator have been previously provided to Metran in writing. INITIAL PRODUCT SPECIFICATIONS for the HM6 high frequency oscillation ventilator, the Humming Vbeta high frequency oscillation ventilator and the piston ventilator will be supplied to Metran by HDTC in writing.

          1.8 LICENSED PROCESSES shall mean the processes utilizing the TECHNOLOGY or claimed in PATENT RIGHTS.

          1.9 LICENSED PRODUCTS shall mean products utilizing the TECHNOLOGY or PATENT RIGHTS or products made in accordance with or by means of LICENSED PROCESSES.

          1.10 PATENT RIGHTS shall mean any patents filed by a party relating to the TECHNOLOGY, the inventions described and claimed therein, and any divisions, patents of addition, continuations, continuations-in-part, extensions, patents issuing thereon or reissues or re-examinations thereof; and any and all foreign patents and patent applications corresponding thereto; which will be automatically incorporated in and added to this Agreement and shall periodically be added to Appendix A attached to this Agreement and made a part thereof.

          1.11 MANUFACTURING TRANSFER means the process that transfers the design into manufacturing and assures that the design basis for the device and its components have been correctly translated into production specifications and processes. When this activity is complete, the design can be released to full-scale production. Unless otherwise indicated, MANUFACTURING TRANSFER includes delivery of the Device Master Record maintained in English and in accordance with FDA GMP, including, but not limited to, the final Design History File, manufacturing processes, test procedures, test equipment and documentation.

          1.12 NEW INTELLECTUAL PROPERTY RIGHTS means any patent right, copyright, trade secret or similar right arising out of or in any way connected with the TECHNOLOGY or INFORMATION including:

               (a) patent applications filed by Metran with respect to any TECHNOLOGY or INFORMATION;

               (b) any divisions, patents of addition, continuations in part, extensions, reissues and re-examinations of the PATENT RIGHTS or patent applications referred to in (a) hereof;

               (c) any patent applications based upon or with the priority date of the PATENT RIGHTS, or any patent applications referred to in clauses (a) and (b) hereof.

          1.13 PRODUCT SPECIFICATION means a document that describes the requirements that must be met by the product. It includes the device performance specifications, features, required reliability, accuracy, safety requirements, and together with high frequency oscillation and conventional ventilator TECHNOLOGY.

          1.14 PUMP means the air source for the PUMP VENTILATOR that when combined with the BREATH DELIVERY SYSTEM is capable of meeting the pressure and flow requirements set forth in the INITIAL PRODUCT SPECIFICATIONS for the PUMP VENTILATOR.

          1.15 PUMP VENTILATOR shall mean the product incorporating the BREATH DELIVERY SYSTEM, CONTROL ALGORITHMS, CONTROLLER ELECTRONICS, and PUMP which meets the INITIAL PRODUCT SPECIFICATIONS described in Attachment A which is attached hereto and incorporated herein by reference (as modified in writing in the final PRODUCT SPECIFICATIONS).

          1.16 QUALITY SYSTEM means the system of policies and procedures that consist of design control, document control, change control, non-conforming control, production and process control, and auditing, monitoring and overall management of product design, manufacturing and medical device facility in accordance with FDA GMP.

          1.17 SOFTWARE DEVELOPMENT PLAN means the HDTC plan that defines the overall project plan for how the software will be developed. It details the elements of the design phases. The SOFTWARE DEVELOPMENT Plan will be written in English by METRAN, proposed to HDTC by METRAN and approved by HDTC.

          1.18 SOFTWARE TEST PLAN means the HDTC document that contains the overall test plan for the device software. The SOFTWARE TEST PLAN will be written in English by METRAN, proposed to HDTC by METRAN and approved by HDTC.

          1.19 TERRITORY means the exclusive license for the PUMP VENTILATOR and the piston delivery system Worldwide. For all other LICENSED PRODUCTS other than the PUMP VENTILATOR, TERRITORY shall be divided into three (3) categories: (a) Territory 1 which shall include Japan and Vietnam for which no license shall be granted hereunder; (b) Territory 2 which shall include Korea, Taiwan, Hong Kong, China, Australia and Thailand, for which Metran shall grant a non-exclusive license to HDTC, i.e., a license shall be
                                                      ----
               granted to HDTC as hereinafter provided, but Metran shall retain a non-exclusive right to such other LICENSED PRODUCTS within Territory 2; and (c) Territory 3 which shall include the rest of the World other than Territory 1 and Territory 2, for which Metran shall grant an exclusive license to HDTC for such other LICENSED PRODUCTS (with the sole exception of the license granted for the Humming V for which the grant of the license in Territory 3 shall be nonexclusive).

          1.20 TECHNOLOGY shall mean any and all PATENT RIGHTS, LICENSED PRODUCTS, LICENSED PROCESSES, INFORMATION, NEW INTELLECTUAL PROPERTY RIGHTS and any VALID CLAIMS.

          1.21 VALID CLAIM means a claim of any issued and unexpired patent included within the PATENT RIGHTS or the NEW INTELLECTUAL PROPERTY RIGHTS, which claim has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise, and which has not been lost through an interference proceeding or by abandonment.

          1.22 INFORMATION, LICENSED PROCESSES, LICENSED PRODUCTS, PATENT RIGHTS, NEW INTELLECTUAL PROPERTY RIGHTS, TECHNOLOGY AND VALID CLAIMS shall not be construed to include accessories to mechanical ventilation products such as breathing circuits, humidification equipment and disposable accessory products.

2.0       GRANT OF LICENSE

          2.1 Subject to the terms and conditions hereinafter set forth, Metran hereby grants to HDTC a perpetual license to the TECHNOLOGY in the TERRITORY, with exclusivity as set forth in the definition of TERRITORY; said grant specifically including the right to design, make, manufacture, assemble, modify, use, sub-license, commercialize, distribute, sell or have made for it, the TECHNOLOGY and/or LICENSED PRODUCTS, including all Improvements (as defined in Section 7).

               For purposes of license fees, delivery of LICENSED PRODUCTS, and termination rights and remedies, the grant of the License is separated into three (3) categories:

               (a)  Core TECHNOLOGY. The rights in the TERRITORY as set forth
                    ---------------
                    above to the TECHNOLOGY, including but not limited to the PUMP, BREATH DELIVERY SYSTEM, CONTROL ALGORITHMS, CONTROLLER ELECTRONICS, proportional pressure support ventilation TECHNOLOGY (also known as natural support ventilation)("PPS TECHNOLOGY") the piston delivery TECHNOLOGY, high frequency oscillation ventilator TECHNOLOGY, conventional ventilator TECHNOLOGY and blower based ventilator TECHNOLOGY. For avoidance of doubt, the grant of the perpetual license to the Core TECHNOLOGY described above shall be an exclusive Worldwide license as it relates to the PUMP VENTILATOR and any other mechanical ventilators which are designed primarily for markets other than acute care hospital settings, e.g., PPS TECHNOLOGY and blower based TECHNOLOGY
                              ----
                    used in conjunction with or as an alternative power drive source for a product with the features and performing the functions of the PUMP VENTILATOR. The grant of the license to the Core TECHNOLOGY shall otherwise be exclusive or non-exclusive as set forth in the definition of TERRITORY.

               (b)  PUMP VENTILATOR and Piston Delivery System. The exclusive
                    ------------------------------------------
                    rights Worldwide as set forth above to the PUMP VENTILATOR and the Piston Delivery System.

               (c)  Humming Vbeta, HM6 and Humming V. The rights in the
                    --------------------------------
                    TERRITORY as set forth above to Metran's Humming Vbeta, HM6 and Humming V together with high frequency oscillation and conventional ventilator TECHNOLOGY.

          2.2 HDTC shall promote the commercialization of the LICENSED PRODUCTS in the TERRITORY, and, in connection therewith, HDTC may grant sub-licenses of the license granted hereunder. Subject to the provisions set forth in Section 8 hereof, HDTC may also make such other arrangements, contracts or agreements involving disclosure of proprietary TECHNOLOGY to promote the commercialization of the TECHNOLOGY in the TERRITORY.

3.0       PATENT FILINGS AND MAINTENANCE/U.S. REGULATORY APPROVALS

          3.1 Metran, at its expense, will own, file, prosecute and bear all up front and maintenance costs for the PATENT RIGHTS to the HM6 and Humming Vbeta in Japan and Vietnam.

          3.2 HDTC, at HDTC's expense, shall own, file, prosecute and bear all up front and maintenance costs for PATENT RIGHTS which HDTC believes would be beneficial to obtain (i) in all countries for the PUMP VENTILATOR; and (ii) in all countries other than Japan and Vietnam for all other LICENSED PRODUCTS. Metran agrees to cooperate and do and cause others to do all things reasonably possible to assist HDTC in its efforts to obtain such PATENT RIGHTS. In the event Metran or HDTC wishes to obtain PATENT RIGHTS to a LICENSED PRODUCT (other than the PUMP VENTILATOR) in Territory 2, such party shall so notify the other party; and the party wishing to obtain such PATENT RIGHTS shall, at its expense, file, prosecute and bear all up front and maintenance costs for PATENT RIGHTS in Territory 2. Any such PATENT RIGHTS in Territory 2 shall be in the name of both Metran and HDTC.

          3.3 In the event HDTC determines that it is desirable to seek appropriate regulatory approvals (i) in any country for the PUMP VENTILATOR; and (ii) in all countries other than Japan and Vietnam for all other LICENSED PRODUCTS, HDTC shall be responsible for obtaining all appropriate regulatory approvals in any such country for such LICENSED PRODUCTS. In the event Metran or HDTC wishes to obtain regulatory approvals for a LICENSED PRODUCT (other than the PUMP VENTILATOR) in Territory 2, such party shall so notify the other party; and the party wishing to obtain such regulatory approvals, at its expense, shall obtain all such regulatory approvals in Territory 2.

4.0       INFRINGEMENT

          4.1 In the event that HDTC believes a third party to be infringing one or more of the PATENT RIGHTS or HDTC's exclusive license granted hereunder ("License Rights"), HDTC shall bring such infringement to the attention of Metran. If Metran does not institute infringement proceedings against such third party within ninety (90) days after written notice from HDTC that such third party appears to be infringing one or more of the PATENT RIGHTS or License Rights, HDTC shall have the right to take whatever steps in its own and sole discretion it shall deem advisable, including but not limited to, settlement or the filing of suit for damages, or to enjoin such sales or offers for sale by such third party.

               In the event that HDTC exercises its discretion to bring an infringement action, Metran shall perform all acts which may become necessary or desirable to vest in HDTC the right to institute any such suit and shall, upon reasonable notice, cooperate and, to the extent deemed necessary or desirable by

               HDTC and at HDTC's expense, participate in any suit to enjoin such infringement and to collect, for the benefit of HDTC, damages, profits and awards of any nature recoverable for such infringement. In the event the third party infringer is a licensee of Metran, Metran agrees to take all actions reasonably requested by HDTC to require such licensee to cease such infringement and recoup damages, profits and awards of any nature recoverable for such infringement; such action by Metran may include, but is not limited to, termination of the license of the infringing licensee. The costs and expenses of such suit or settlement shall be borne by HDTC. Recovery of damages in any such suit or settlement with any third party shall inure to the benefit of HDTC.

          4.2 (a) If an action is brought against HDTC for alleged infringement and an injunction is sought prohibiting manufacture or sale of a product utilizing the TECHNOLOGY, then HDTC shall notify Metran and Metran shall perform all acts which may become necessary or desirable in HDTC's defense of the action, and Metran shall upon reasonable notice, cooperate and, to the extent deemed necessary or desirable by HDTC, and at HDTC's expense, participate in the defense of the action.

               (b) In the event of a successful action for infringement, Metran and HDTC shall determine whether the alleged infringement is as a result of HDTC relying upon the TECHNOLOGY as described herein. In the event that the alleged infringement is exclusively as a result of HDTC so relying upon the TECHNOLOGY, then any damages or ongoing payment ordered by the Court to be paid by HDTC to the plaintiff will be paid by Metran not to exceed the amount of license fees paid by HDTC to Metran hereunder (excluding only those license fees set forth in Section 6.2).

               (c) If an infringement action is brought against HDTC and the alleged infringement is based partly upon the TECHNOLOGY as described herein and partially upon modification or changes to the product incorporated by HDTC, then HDTC and Metran shall bear the amounts to be paid to the plaintiff for damages or on-going payments, proportionately. The proportions shall be determined by binding arbitration pursuant to the rules of the American Arbitration Association, such arbitration to be conducted in Georgia, U.S.A. but in no such circumstance shall Metran be liable to contribute amounts in excess of the amount of license fees paid by HDTC to Metran hereunder (excluding only those license fees set forth in Section 6.2).

5.0       AUTHORITY OF METRAN TO GRANT LICENSES AND RIGHTS TO HDTC

Metran covenants with and represents and warrants to HDTC that Metran has good right, full title and ownership of the TECHNOLOGY and PATENT RIGHTS. Metran further covenants with, and represents and warrants to HDTC that Metran has good right, full power and absolute authority to grant the licenses and rights to the TECHNOLOGY as provided in Section 2. Metran has no knowledge of any liens, encumbrances or claims of any nature respecting the TECHNOLOGY, and Metran is not aware of any suit or litigation pending or commenced which may affect Metran's ability to grant the license or rights pursuant to Section 2 hereof.

6.0       LICENSE FEES

          6.1  Core TECHNOLOGY.  HDTC shall pay Metran licensing fees for the
               ---------------
               Core TECHNOLOGY set forth in Section 2(a): $100,000 upon the execution of this Agreement, $50,000 upon delivery of the prototype of the PUMP, $50,000 upon delivery of the BREATH DELIVERY SYSTEM, $50,000 upon delivery of the prototype of the CONTROLLER ELECTRONICS and $50,000 upon delivery of the final CONTROL ALGORITHMS to HDTC. Upon payment of such license fees, HDTC shall have a fully paid up license in perpetuity to the Core TECHNOLOGY as set forth in 2.1(a).

          6.2  PUMP VENTILATOR and Piston Delivery System.  HDTC shall pay
               ------------------------------------------
               Metran licensing fees for the PUMP VENTILATOR and the piston delivery system as set forth in Section 2(b): $450,000 upon execution of the Agreement and $180,000 each month thereafter for twelve (12) consecutive months. In the event Metran fails to deliver the PUMP VENTILATOR to Healthdyne in accordance with
               Section 9.2 hereof on or before March 31, 1997, the twelfth
               (12th) payment of $180,000.00 will be forfeited. HDTC shall pay Metran licensing fees of $50,000 when the DESIGN VERIFICATION of the piston delivery system for the PUMP VENTILATOR is complete.

          6.3  Humming Vbeta; HM6 and Humming V.  HDTC shall pay Metran
               --------------------------------
               licensing fees for the Humming V and LICENSED PRODUCTS performing the essential functions of Metran's Humming Vbeta and the HM6 as set forth in Section 2(c) (per milestones described below):

               (a) $100,000 upon execution of the Agreement.

               (b) $50,000 when the PRODUCT SPECIFICATIONS for the HM6 have been completed for both high frequency oscillation and conventional ventilation.

               (c) $50,000 when the PRODUCT SPECIFICATIONS for the Humming Vbeta have been completed for both high frequency oscillation and conventional ventilation.

               (d) $450,000 when a SOFTWARE DEVELOPMENT Plan and a SOFTWARE TEST
                   PLAN for the Humming Vbeta and the HM6 have been completed for both high frequency oscillation and conventional ventilation.

               (e) $500,000 when the conventional HM6 ventilator DESIGN
                   VERIFICATION is completed.

               (f) $500,000 when the conventional Humming Vbeta ventilator
                   DESIGN VERIFICATION is completed.

               (g) $50,000 when the high frequency oscillation DESIGN
                   VERIFICATION for the Humming Vbeta ventilator is completed.

               (h) $50,000 when the high frequency oscillation DESIGN
                   VERIFICATION of the HM6 is completed.

               (i) $100,000 when the MANUFACTURING TRANSFER of the Humming Vbeta is complete for both high frequency oscillation and conventional ventilation. The MANUFACTURING TRANSFER shall include the final Design History File but shall not otherwise include items in the Device Master Record.

               (j) $100,000 when the MANUFACTURING TRANSFER of the HM6 is complete for both high frequency oscillation and conventional ventilation. The MANUFACTURING TRANSFER shall include the final Design History File but shall not otherwise include items in the Device Master Record.

7.0       IMPROVEMENTS

          7.1 If, during the first ten (10) years of this Agreement, either party shall discover, acquire or invent an improvement (hereinafter called the "Improvement") to the TECHNOLOGY, such party agrees to promptly disclose to the other party and furnish to the other party all INFORMATION pertaining thereto, including but not limited to hardware, software, mechanical design, blueprints, sketches, drawings, designs, computer programs, and other data.

               HDTC and Metran shall, to the best of their ability, cause its employees and subcontractors (and such subcontractor's employees) to disclose only to HDTC and Metran any Improvement made or developed by them or any of them during the first ten (10) years of this Agreement and to inform the other party of such Improvement. During the term of this Agreement, HDTC may use such Improvements as are discovered or invented by Metran only in conjunction with the TECHNOLOGY and only for the purposes contemplated by this Agreement. Metran shall promptly disclose to HDTC any Improvement upon the TECHNOLOGY Metran makes during the first ten (10) years of this Agreement within a reasonable time and such discovery or invention shall be deemed to be part of the licensed subject matter for all purposes of this Agreement.

               Notwithstanding the foregoing, the design by HDTC either before or after the date of this Agreement of mechanical or electrical hardware or software to be utilized in connection with the TECHNOLOGY or enhancements or revisions to the TECHNOLOGY shall not be considered to be an Improvement or a New Intellectual Property Right and title thereto shall reside with HDTC.

               In the event during the term of the Agreement that both HDTC and Metran are both involved to a significant extent in the joint development of such hardware, enhancement or revisions, then ownership shall reside with both parties and both parties shall be entitled to utilize the same without the payment of any royalty of any nature; provided, however, that Metran shall not make any commercial use thereof if the same competes with any product of HDTC utilizing the TECHNOLOGY in the TERRITORY.

          7.2 If Metran licenses the TECHNOLOGY together with any Improvements discovered or invented by HDTC, with HDTC permission, to a third party either during or after the term of this Agreement, HDTC will be entitled to such portion of the payments made to Metran as is proportionate to the value of the Improvement to the value of the TECHNOLOGY. If the parties are unable to agree as to the relative values or as to the sharing of payments, then the matter will be subject to binding arbitration pursuant to the rules of the American Arbitration Association; such arbitration to be held in Georgia, U.S.A.

8.0       CONFIDENTIALITY

          (a) Except to the extent expressly authorized by this Agreement, the parties shall, for the term of the licenses granted pursuant to
               Section 2 and for five (5) years thereafter, keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose not contemplated by this Agreement, any Trade Secrets or Confidential Information that is disclosed to it by the other party. Metran shall cause each of its employees and shall cause its subcontractors and each of its subcontractors' employees to execute a confidentiality agreement, the form and substance of which shall be reasonably acceptable to HDTC.

          (b) Subsection (a) shall not apply to Trade Secrets or Confidential Information that either party can establish is or becomes part of the public domain other than by disclosure by a party in breach of this Agreement.

          (c) The parties may disclose Confidential Information related to the LICENSED PRODUCTS to the extent such disclosure is reasonably required:

               (i)     to comply with applicable government regulations; or

               (ii)    in judicial or administrative proceedings; or

               (iii) for the exercise of its rights or licenses under this Agreement, provided, however, that any such disclosure shall only be made pursuant to a confidentiality agreement coextensive with the terms of this Section 8.0.

          (d) For purposes of this Agreement, "Trade Secrets" means information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The provisions in this Agreement restricting the use of Trade Secrets shall survive termination of this Agreement for so long as is permitted by the Georgia Trade Secrets Act of 1990, O.C.G.A. (S)(S) 10-1-760-10-1-767.
               "Confidential Information" means data and information relating to the business of a party (which does not rise to the status of a Trade Secret) which is or has been disclosed to the other party or of which the other party became aware as a consequence of or through its relationship to the disclosing party and which has value to the disclosing party and is not generally known to its competitors. The provisions in this Agreement restricting the use of Confidential Information shall survive for a period of five
               (5) years following termination of this Agreement.

9.0       PRODUCTS AND CAPITAL EQUIPMENT TO BE DELIVERED.

          9.1  CORE TECHNOLOGY.  Metran shall deliver to HDTC the Core
               ----------------
               TECHNOLOGY described in Section 2(a) as follows:

                   (1) PUMP. Metran shall deliver the prototype PUMP with the
                       ----
               PUMP DESIGN VERIFICATION completed to HDTC within six (6) months following the execution of this Agreement by all parties.

                   (2) BREATH DELIVERY SYSTEM.  Metran shall deliver the initial
                       ----------------------
               Oxygen Mixing System, the inspiration, expiration and safety valves to be incorporated in to the BREATH DELIVERY SYSTEM to HDTC within two (2) months of the execution of this Agreement by all parties. The final BREATH DELIVERY SYSTEM shall be delivered to HDTC by Metran within six (6) months following the execution of this Agreement by all parties.;

                   (3) CONTROL ALGORITHMS. Metran shall deliver the initial
                       ------------------
               CONTROL ALGORITHMS to HDTC within one month following execution of this Agreement by all parties;

                   (4) CONTROLLER ELECTRONICS. Metran shall deliver the
               prototype for the CONTROLLER ELECTRONICS to HDTC between May 1, 1996 and June 1, 1996;

                   (5) Metran shall deliver the existing PPS TECHNOLOGY and
               blower based ventilator TECHNOLOGY to HDTC within sixty (60) days following the execution of this Agreement by all parties;

                   (6) Metran shall deliver one HM6 engineering breadboard to
               HDTC within one month following the execution of this Agreement by all parties.

                   (7) Metran shall deliver to HDTC its existing TECHNOLOGY for use with any Licensed Product (whether or not such TECHNOLOGY is part of a future deliverable to HDTC hereunder) within sixty (60) days of a written request by HDTC.

          9.2  PUMP VENTILATOR and Piston Delivery System.  Metran shall deliver
               ------------------------------------------
               to HDTC the following with respect to the Piston Delivery System and the PUMP VENTILATOR:


                       (1) Metran shall deliver to HDTC within twelve (12)
               months of the execution of this Agreement:

                           .   The complete Manufacturing Transfer and final
                   Device Master Record for the PUMP VENTILATOR and all INFORMATION relating thereto;

                           .   Access to Engineering personnel experienced with
                   the TECHNOLOGY to assist in the MANUFACTURING TRANSFER from Metran to HDTC; in connection therewith, Metran agrees to use its best efforts to make such personnel available for hire by HDTC and, to that end, agrees to waive (or cause its subcontractors to waive) any provision in any employment-related agreement which would prevent the hire of such personnel or restrict such personnel's employment by HDTC in any manner;

                           .   Metran shall deliver to HDTC a QUALITY SYSTEM for
                   the PUMP VENTILATOR.

                   (2) Metran shall deliver the DESIGN VERIFICATION for the piston delivery system on or before October 1, 1997.
 .
          9.3  Humming Vbeta, HM6 and Humming V. Metran shall deliver one (1)
               --------------------------------
               Humming V ventilator to HDTC within sixty (60) days of the execution of this Agreement by all parties and shall deliver upon request all existing and available product documentation on the Humming V including assembly drawings, bills of materials, engineering component drawings, electrical schematics, software, hardware, reports, test results, drawings, models, prototypes and other similar documentation. Metran shall deliver the MANUFACTURING TRANSFER of the Humming Vbeta and HM6 for both high frequency oscillation and conventional ventilation on or before October 1, 1997. The MANUFACTURING TRANSFER shall include the final design history file but shall not otherwise include items contained in the Device Master Record.

          9.4  Capital Equipment.  It is contemplated that HDTC shall pay Metran
               -----------------
               for the cost of the manufacturing and test equipment purchased by Metran for use in the FDA registered facility for the manufacture of the PUMP VENTILATOR. Prior to Metran purchases of such manufacturing and test equipment for which Metran would seek payment hereunder, Metran shall provide HDTC with a schedule of such capital equipment and the cost thereof and shall receive HDTC's prior written approval for such purchases as a pre-condition for seeking payment from HDTC for such capital equipment hereunder. The estimated cost of all such capital equipment is approximately One Million Four Hundred Thousand Dollars ($1,400,000). All rights, title and interest to the capital equipment shall remain with HDTC and each item shall be stamped, painted or legibly marked "Property of Healthdyne Technologies", and shall be stored separately when not in use. Metran shall provide HDTC with a list and location for all such capital equipment. Such capital equipment shall be used by Metran or Metran's subcontractors exclusively in connection with Metran's performance of the Agreement. Metran and Metran's subcontractors shall be responsible for the protection, calibration, maintenance, and care of such capital equipment. The capital equipment shall be subject to surveillance inspection and shall be returned upon request to HDTC.

          9.5  Periodic Meetings.  Metran and HDTC agree to meet periodically to
               -----------------
               review the status of the deliverables under this Section 9.

10.0      RELATED TECHNOLOGY

          10.1 Metran hereby grants to HDTC the exclusive option to acquire an exclusive worldwide license, on substantially the same terms and conditions, as are set out in this License Agreement to any medical TECHNOLOGY and intellectual property for which Metran has right and authority to grant licenses that may be conceived, invented, reduced to practice, or otherwise come into existence subsequent to the date of this Agreement by Metran.

          10.2 HDTC shall have a three (3) month period after such notification in which to exercise in writing its option to obtain such license. Thereafter, Metran may license such development to any third party on terms no more favorable than those offered to HDTC. If Metran proposes to offer more favorable terms to a third party, then HDTC shall be notified of the more favorable terms and shall have a thirty (30) day period to accept the new terms after which period Metran may enter into a license with a third party. For the purposes of clarity, Metran may only enter into a license with a third party for any related TECHNOLOGY after HDTC has had the opportunity to accept the license on equivalent or better terms.

11.0      INDEMNIFICATION

HDTC shall hold Metran free and harmless from liability or responsibility in connection with claims of any person or persons caused by or arising out of any defect in or failure of any LICENSED PRODUCT or component of a Licensed Product manufactured hereunder by HDTC or by any HDTC sub-licensee (with the sole exception of those LICENSED PRODUCTS or components manufactured by or through contract with Metran). HDTC further agrees to reimburse Metran for any claims paid by Metran in good faith under any order of any court to any person with respect to any defect in or failure of any LICENSED PRODUCTS or component manufactured hereunder by HDTC or any one or more of HDTC's sub-licensees (with the sole exception of those LICENSED PRODUCTS or components manufactured by or through contract with Metran). Metran agrees to inform HDTC about any claim or action made against Metran for which it may seek indemnification hereunder to the extent that Metran is notified about such claims or actions and to permit HDTC to assume the defense thereof. HDTC further agrees to hold Metran free and harmless from liability or responsibility in connection with claims of any person or persons arising out of any employment arrangement entered into by Metran or any of its subcontractors in order to deliver the LICENSED PRODUCTS set forth in Section 9.2 hereof. Metran agrees to inform HDTC about any claim or action made against Metran or Metran's subcontractor's for which Metran may seek indemnification hereunder and to permit HDTC to assume the defense thereof.

12.0      RECORDS

HDTC agrees to keep full, accurate and complete records and books of account respecting the license hereunder and with respect to each sub-license granted by HDTC to third parties.

13.0      INTENTIONALLY LEFT BLANK

14.0      TERMINATION

Metran may terminate this Agreement in its entirety by written notice to HDTC upon the winding-up, liquidation or bankruptcy of HDTC, whether voluntary or involuntary. Metran may terminate one of the licenses granted in Section 2.1(a), 2.1(b) or 2.1(c) hereof upon the failure or refusal of HDTC to make payment to Metran of the license fees or to provide records or reports required hereunder with respect to such license or the default by HDTC in the performance of any of its obligations under this Agreement with respect to such license. Metran shall give written notice to HDTC specifying the particulars of such failure, refusal or default and, in the event that HDTC shall not commence to remedy such failure, refusal or default within sixty (60) days after receipt of such notice and to diligently and continuously pursue such remedy, Metran may at its option either terminate this Agreement with respect to such license by giving sixty

(60) days prior written notice to HDTC to that effect or proceed to enforce the default obligation of HDTC by any available means at law or in equity. It is the intent of the parties that the termination provisions with respect to the licenses granted in Section 2.1(a), 2.1(b) or 2.1(c) shall operate independently and that, except as specifically provided below, a termination of one license shall not affect or terminate either of the two other license grants; provided, however, in the event Metran terminates either of the licenses set forth in
Section 2.1(b) or 2.1(c) hereof, Metran shall be granted a non-exclusive license to that portion of the core TECHNOLOGY applicable to such terminated license grant.

HDTC may terminate this Agreement in its entirety by written notice to Metran upon the winding-up, liquidation or bankruptcy of Metran, whether voluntary or involuntary. Healthdyne may terminate one of the licenses granted in Section 2.1(a), 2.1(b) or 2.1(c) hereof upon the failure or refusal of Metran to perform any obligation required hereunder or upon the default in the performance by Metran of any agreement, covenant, representation, warranty or obligation hereunder with respect to such license. HDTC shall give written notice to Metran specifying the particulars of such failure, refusal or default and, in the event Metran shall not commence to remedy such failure, refusal or default within sixty (60) days after receipt of such notice and to diligently and continuously pursue such remedy, HDTC may at its option either terminate this Agreement with respect to such license by giving sixty (60) days prior written notice to Metran to that effect and/or to proceed to enforce the default obligation of Metran by any available means at law or in equity.

It is the intent of the parties that the termination provisions with respect to the licenses granted in Section 2.1(a), 2.1(b) or 2.1(c) shall operate independently and that a termination of one license by Healthdyne shall not terminate either of the other license grants.

In the event HDTC terminates this Agreement or terminates the grant of a license pursuant to this Section, it shall retain a perpetual license to the TECHNOLOGY with exclusivity as set forth in the TERRITORY, and Metran shall deliver immediately upon termination all INFORMATION, LICENSED PROCESSES, PATENT RIGHTS, NEW INTELLECTUAL PROPERTY RIGHTS, TECHNOLOGY and VALID CLAIMS as related to such terminated license grant then in the possession of Metran or its subcontractors.

No termination of this Agreement shall affect the right of either party to enforce any obligation or liability of the other accruing under this Agreement prior to the effective date of termination thereof.

Notwithstanding the termination of this Agreement for any reason, the provisions of Section 11 hereof shall continue in full force and effect for a period of ten
(10) years past such termination.

15.0      NOTICES

Any notice or other communication by either party to the other shall be in writing and shall be given, and be deemed to have been given, if either delivered personally or, if mailed, five (5) days after mailing, postage prepaid, registered or certified mail, return receipt requested, addressed as follows:

 METRAN:            METRAN MEDICAL INSTRUMENT MFG. CO. LTD.
                    154, Miyahara-Cho
                    1 Chome
                    Omiya-Shi Saitmaken
                    330 Japan
                    Attention:  Kazufuku Nitta, President
                    Fax No. 048 (665) 4347

 HEALTHDYNE:        HEALTHDYNE TECHNOLOGIES, INC.
                    1255 Kennestone Circle
                    Marietta, Georgia
                    U.S.A. 30066

                    Attention:   General Counsel

                    FAX No: 770-429-2978

Either party may change the address for notice by notifying the other party, in writing, of the new address.

16.0      MISCELLANEOUS

          16.1 This Agreement shall be governed by the laws of the United States, State of Georgia.

          16.2 The waiver of one breach or default under this Agreement shall not constitute waiver or any subsequent breach or default.

          16.3 This Agreement represents the entire Agreement between the parties and may only be amended in writing by mutual consent of both parties.

          16.4 The provisions contained in this Agreement shall be separately construed. If any of them is held to be unenforceable, the remaining provisions shall not be affected, provided the Agreement remains equitable to both parties without the unenforceable provision.

          16.5 This Agreement may be assigned in whole or in part by HDTC to an assignee of all or substantially all of the business and assets of HDTC. It shall otherwise not be assignable by any party without the prior written consent of the other party.

          16.6 In the event of the existence of foreign language versions of this Agreement, the English language version shall take precedence.

          16.7 The parties shall not use each others name in any advertising material without the prior written consent of the other party, which consent may be arbitrarily withheld.

          16.8 The parties shall with reasonable diligence take all action, do all things, attend or cause their representatives to attend all meetings and execute all further documents, agreements, assignments and assurances as may be required from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

          16.9 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

          16.10 Notwithstanding any provision of this Agreement to the contrary, this Agreement and any amendments or modifications hereto must bear the corporate seal of Healthdyne to be effective and binding on Healthdyne Technologies.

          16.11 This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures shall be acceptable as originals.

          IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

METRAN MEDICAL INSTRUMENT                 HEALTHDYNE TECHNOLOGIES, INC.
MFG. CO., LTD..


By:                                       By:
   --------------------------------          --------------------------------
     Individually and as                     Craig Reynolds, President & CEO
     President of Metran
                                         Date:
                                              -------------------------------
Date:
     ------------------------------